UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WisdomTree, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

250 West 34th Street, 3rd Floor New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 2 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on March 20, 2023, as amended by Form 8-A/A filed by the registrant with the SEC on May 5, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

On May 4, 2023, the Board of Directors of WisdomTree, Inc. (the “Company”) adopted Amendment No. 2 to Stockholder Rights Agreement (the “Amendment”), effective as of May 10, 2023, to the Company’s existing stockholders rights plan, as set forth in the Stockholder Rights Agreement, dated as of March 17, 2023, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 thereto, dated as of May 4, 2023 (the “Rights Agreement”).

The purpose of the Amendment was to amend the definition of “Acquiring Person” to permit certain parties to the Sale, Purchase and Assignment Deed, dated as of May 10, 2023, by and among the Company, WisdomTree International Holdings Ltd, Electra Target HoldCo Limited, ETFS Capital Limited, World Gold Council, Gold Bullion Holdings (Jersey) Limited, Graham Tuckwell and Rodber Investments Limited (as may be amended from time to time, the “SPA Agreement”) to take certain permitted actions described in the SPA Agreement without triggering the Rights Agreement, as amended.

The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.	Exhibits.

4.1	Stockholder Rights Agreement, dated as of March 17, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed with the SEC on March 20, 2023).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 4, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2023).

4.3	Amendment No. 2 to Stockholder Rights Agreement, dated as of May 10, 2023, between WisdomTree, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WisdomTree, Inc.

May 10, 2023	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary